UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2008

Dynavax Technologies Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 000-50577

Delaware	33-0728374
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2929 Seventh Street, Suite 100

Berkeley, CA 94710-2753

(Address of principal executive offices, including zip code)

(510) 848-5100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On August 26, 2008, Dynavax Technologies Corporation (“Dynavax”) and Deerfield Private Design Fund, L.P., Deerfield Special Situations Fund, L.P., Deerfield Special Situations Fund International Limited and Deerfield Private Design International, L.P., (collectively “Deerfield”), entered into a Settlement Agreement and Mutual General Release (“Settlement Agreement”) under which Deerfield and Dynavax agreed to terminate the Loan Agreement dated July 18, 2007 (“Loan Agreement”) in exchange for Dynavax’s agreement to pay outstanding loan amounts due to Deerfield totaling $816,500 and to provide for amendment of the warrants previously issued to Deerfield pursuant to the Loan Agreement as follows:

i. The warrants to purchase an aggregate of 1,250,000 shares of Dynavax Common Stock issued on July 18, 2007 at an exercise price of $5.13 per share were amended to provide for a termination date of February 26, 2014 at the existing exercise price of $5.13.

ii. The warrants to purchase an aggregate of 1,300,000 shares of Dynavax Common Stock issued on October 18, 2007 at an exercise price of $5.75 per share were amended to provide for a termination date of February 26, 2014 with an exercise price of $1.68 per share.

iii. The warrants to purchase an aggregate of 700,000 shares of Dynavax Common Stock issued on December 27, 2007 at an exercise price of $5.65 per share were amended to provide for a termination date of February 26, 2014 at the existing exercise price of $5.65 and if Dynavax’s average daily volume weighted average price (“VWAP”) over the 15 trading days prior to August 26, 2009 is below $4.00 per share then such warrants will be amended to provide an exercise price equal to the VWAP over the 15 trading days prior to August 26, 2009.

iv. The warrants to purchase an aggregate of 300,000 shares of Dynavax Common Stock issued on December 27, 2007 at an exercise price of $5.65 per share were amended to provide for a termination date of February 26, 2014 at the existing exercise price of $5.65.

v. Certain assumptions regarding the volatility of the warrants contingent upon certain events have been amended.

The Loan Agreement between Dynavax and Deerfield was entered into on July 18, 2007 and disclosed in the Form 8-K filed on July 24, 2007. Under the Loan Agreement, Deerfield agreed to advance to Dynavax loans that could be drawn down over a three-year period in the aggregate principal amount of up to $30,000,000, subject to achievement of specific milestones in relation to the development of certain products in Dynavax’s allergy franchise. Repayment of a portion of the loans to Deerfield was contingent upon the positive outcome of studies related to TOLAMBA, Dynavax’s product candidate for the treatment of ragweed allergy. If the TOLAMBA program was discontinued, Dynavax would have had no obligation to repay Deerfield up to $9,000,000 of the funds earmarked for that program; any other remaining outstanding principal was slated to be due in July 2010. Deerfield received an annual 5.9% cash commitment fee as well as milestone-driven payments in the form of warrants issued or issuable at an exercise premium of 20% over the VWAP in the 15-day period prior to achievement of certain milestones described in further detail in the Form 8-K filed on July 24, 2007. As of August 26, 2008, Dynavax had received $7,500,000 in cash from Deerfield, which was recorded as a long-term liability in its consolidated balance sheet. The $5,000,000 of funds received for the TOLAMBA program were credited and all commitment fees paid to date which totaled $1,683,500 were credited against the remaining obligation, resulting in a final cash payment amount of $816,500. Other than as set forth above, the Settlement Agreement terminated any further obligations under the Loan Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DYNAVAX TECHNOLOGIES CORPORATION

Dated: August 28, 2008	By:	/s/ Michael Ostrach
Michael Ostrach, Vice President, Chief Business Officer and General Counsel